Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $347 thousand, or 61.3%, for the three-month period ended March 31, 2018 from the same period last year
●	Net income increased by $310 thousand, or 14.2%, for the nine-month period ended March 31, 2018 from the same period last year
●	Total loans increased by $30.6 million, or an annualized 15.0%, for the nine-month period ended March 31, 2018
●	Non-performing loans declined to 0.27% of total loans at March 31, 2018

Minerva, Ohio— April 24, 2018 (OTCQB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $913 thousand for the third fiscal quarter of 2018, an increase of $347 thousand, or 61.3%, from the same period last year. Earnings per share for the third fiscal quarter of 2018 were $0.33 compared to $0.21 for the same period last year.

For the nine months ended March 31, 2018, net income was $2.5 million, an increase of $310 thousand, or 14.2%, from the same period last year. Net income was positively impacted by an $887 thousand, or 8.2%, increase in net interest income, which was primarily the result of the $33.8 million increase in average interest-earning assets from the prior year period.

Assets at March 31, 2018 totaled $488.5 million, an increase of $30.6 million, or an annualized 8.9%, from June 30, 2017. Loans increased by $30.6 million, or an annualized 15.0%, and deposits increased by $29.6 million, or an annualized 10.5% for the nine-month period ended March 31, 2018.

“Significant increases in net interest income and noninterest income as well as improved asset quality resulted in a 61% increase in third quarter earnings. A $31 million increase in loan balances and increases in market rates resulted in a 12% increase in net interest income while a 52.7% increase in gains from mortgage sales and a 9.4% increase in debit card interchange income contributed to a 7.5% increase in core noninterest income (excluding securities gains and losses). In addition, near record low nonperforming assets and very low loan delinquencies contributed to a 60% decrease in the quarterly allowance for loan loss provision. Strategies implemented to improve these core earnings drivers and a significant increase in new customers and deposits are positively impacting earnings. The customer acquisition trend has accelerated this fiscal year as larger banks have reduced their service network in some of the markets we serve. We expect the trends in earnings and customer growth to continue,” said Ralph J. Lober, II, President and Chief Executive Officer. “Further, while the quarterly and year-to-date federal tax provision was higher in fiscal year 2018, the Tax Cuts and Jobs Act of 2017 has resulted in a lower statutory federal tax rate in fiscal year 2018 and is expected to result in a further reduction in fiscal year 2019, when the full benefit of tax rate decrease will be realized,” he continued.

Net interest income for the third fiscal quarter of 2018 increased by $437 thousand compared to the same period last year, with interest income increasing by $582 thousand and interest expense increasing by $145 thousand. The net interest margin was 3.72% for the quarter ended March 31, 2018 and 3.64% for the quarter ended March 31, 2017. The Corporation’s yield on average interest-earning assets was 4.11% for the three months ended March 31, 2018 an increase from 3.91% for the same period last year. The Corporation’s cost of funds increased to 0.54% for the three months ended March 31, 2018 from 0.39% for the same period last year.

Other income increased by $34 thousand, or 4.4%, for the three-month period ended March 31, 2018 from the same period last year primarily as a result of increases in debit card interchange income and gains from the sale of mortgage loans. These increases were partially offset by a decline in gains from the sale of securities.

Other expenses increased by $166 thousand, or 4.9%, for the three-month period ended March 31, 2018 from the same period last year primarily as a result of increases in salary and incentive expenses.

Non-performing loans were $825 thousand at March 31, 2018, compared with $1.2 million at June 30, 2017 and $3.4 million at March 31, 2017. The allowance for loan losses (ALLL) as a percent of total loans at March 31, 2018 was 1.10% and annualized net charge-offs to total loans were 0.01% for the nine-month period ended March 31, 2018 compared with an ALLL to loans ratio of 1.24% and an annualized net charge-off ratio of 0.35% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its thirteen full service locations and two loan production offices in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: material unforeseen changes in the financial condition or results of Consumers National Bank’s customers; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; pricing and liquidity pressures that may result in a rising market rate environment; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Nine Month Period Ended
Consolidated Statements of Income	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Total interest income	$4,394	$3,812	$12,828	$11,565
Total interest expense	427	282	1,148	772
Net interest income	3,967	3,530	11,680	10,793
Provision for loan losses	100	255	250	531
Other income	802	768	2,513	2,413
Other expenses	3,581	3,415	10,534	10,027
Income before income taxes	1,088	628	3,409	2,648
Income tax expense	175	62	910	459
Net income	$913	$566	$2,499	$2,189
Basic and diluted earnings per share	$0.33	$0.21	$0.92	$0.80

Consolidated Statements of Financial Condition	March 31, 2018	June 30, 2017	March 31, 2017
Assets
Cash and cash equivalents	$17,833	$9,912	$12,230
Certificates of deposit in other financial institutions	2,973	3,921	4,166
Securities, available-for-sale	136,133	142,086	130,871
Securities, held-to-maturity	4,061	4,259	4,296
Federal bank and other restricted stocks, at cost	1,459	1,425	1,396
Loans held for sale	558	1,252	811
Total loans	303,441	272,867	272,325
Less: allowance for loan losses	3,323	3,086	3,371
Net loans	300,118	269,781	268,954
Other assets	25,375	25,247	25,453
Total assets	$488,510	$457,883	$448,177
Liabilities and Shareholders’ Equity
Deposits	$404,056	$374,471	$366,849
Other interest-bearing liabilities	37,601	36,306	35,236
Other liabilities	3,546	3,571	3,433
Total liabilities	445,203	414,348	405,518
Shareholders’ equity	43,307	43,535	42,659
Total liabilities and shareholders’ equity	$488,510	$457,883	$448,177

	At or For the Nine Month Periods Ended
Performance Ratios:	March 31, 2018	March 31, 2017
Return on Average Assets (Annualized)	0.70%	0.67%
Return on Average Equity (Annualized)	7.54	6.72
Average Equity to Average Assets	9.35	9.91
Net Interest Margin (Fully Tax Equivalent)	3.65	3.71

Market Data:
Book Value to Common Share	$15.87	$15.66
Dividends Paid per Common Share (YTD)	$0.37	$0.36
Period End Common Shares	2,729,644	2,724,956

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.01%	0.35%
Non-performing Assets to Total Assets	0.17	0.76
ALLL to Total Loans	1.10	1.24